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NRG ENERGY, INC.

FOR IMMEDIATE RELEASE: JUNE 25, 1999

                       NRG Energy Completes Acquisition of
                          Con Edison Generation Assets

MINNEAPOLIS (June 25, 1999) - NRG Energy, Inc. (NRG), a wholly-owned subsidiary of Northern States Power Company (NYSE: NSP), announced today the closing of the acquisition of Arthur Kill Station and the Astoria Gas Turbine Sites totaling 1,456 MW of generating capacity from Consolidated Edison Company of New York (Con Edison).

The 842-MW Arthur Kill Generating Station, located on Staten Island, New York, includes two steam generating units designed to burn gas and oil, as well as a "black start" gas turbine. The 614-MW Astoria Gas Turbine Sites, located in Queens, New York, consist of 20 gas turbines, grouped into 11 units. NRG holds 100 percent interest in the projects and will operate and maintain the units.

"The additions of Arthur Kill Station and the Astoria Gas Turbine Sites enhance NRG's Northeast United States portfolio of base, intermediate and peaking generation capabilities while diversifying our fuel mix," said Dave Peterson, NRG chairman, president and chief executive officer.

The closing of the acquisition of the Arthur Kill and Astoria facilities comes on the heels of the successful 1,360-MW acquisition of the Dunkirk and Huntley generating stations from Niagara Mohawk Power Corp. (Niagara Mohawk) earlier this month. NRG plans to complete the acquisition of another Niagara Mohawk plant, the 1,700 MW Oswego Generating Station in Oswego, New York, later this year. The Oswego acquisition will bring NRG net equity ownership of more than 5,000 MW in the Northeast United States.

Craig Mataczynski, president and chief executive officer of NRG North America, noted the Northeast United States acquisitions will help the company meet its earnings expectations for 1999.

"Collectively, our recent acquisitions place NRG in an excellent position to participate in the developing open markets in the `in-city,' Upstate New York and surrounding regions," Mataczynski said.

NRG is one of the world's leading independent power producers, specializing in the development, construction, operation, maintenance and ownership of low-cost, environmentally-sensitive power plants. Established in 1989, NRG has a high quality portfolio of projects in the United States, Europe, the Pacific Rim, and Latin America. NRG is involved in approximately 16,000 MW of projects utilizing diverse fuel types including natural and landfill gas, hydro, and solid fuels such as coal, lignite, biomass and refuse-derived fuel.

Certain information included in this press release contains statements that are forward-looking. Such forward-looking information involves risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of NRG.

For more information regarding these risks and uncertainties, review NRG's filings with the Securities and Exchange Commission.


CONTACT:
Frank Rapley
Director Communications
612/373-8892